Exhibit 99.1

SDI Signs Definitive Agreement for Acquisition of New Technology
Wakefield, MA – April 16, 2018 (TSX-V: SDZ) (OTCQB: SDEV) Security Devices International Inc. (“SDI” or the “Company”) announces the signing of a Definitive Agreement with André Buys of South Africa to purchase certain registered patents and designs, provisional patents and designs, drawings, testing results, molds, prototype products and other intellectual property in exchange for cash and/or stock in the Company, as well as a stream of royalty payments to Mr. Buys.  As part of the agreement, Mr. Buys will join the Company as Chief Technology Officer (“CTO”) and Manager, New Product Development.
These patents and related Intellectual Property (“IP”) focus on a new less lethal delivery system that delivers chemical irritants from handgun-like “Personal Security Devices (PSDs).”  Employing a shaped (finned) projectile, rather than a round ball, SDI expects to offer less lethal security devices that have the same or better accuracy than comparable conventional firearms.
Fig. 1.  Round “paint balls” and SDI’s patented finned projectile.
The shaped rounds, to be marketed under the Company’s Mini Ball™ tradename, are expected to be accurate to within two to four inches at 100’ and will be able to deliver up to four times the active ingredient of a round ball, providing tremendous stopping power.  The combination of accuracy and enhanced payload should make SDI’s PSDs extremely effective less lethal alternatives.
Code-named “Stingray,” the Stingray HD (Home Defense) is a light-weight, .68 caliber hand-held personal security device equipped with a 7-round magazine and capable of accurately and effectively engaging a target at up to 60 feet – less lethally and without causing serious injury.  The Stingray PE (Professional Edition) PSD is a .49 caliber 12-round PSD targeted at professional security personnel who are increasingly called upon to engage in life-threatening situations but don’t have access to or reject the use of lethal force. Aside from traditional law enforcement, this potential market includes private security guards, campus police, first responders and even teachers.  Sophisticated gun owners and higher-end consumers may also opt for the high-end Stingray PE.  The Stingray PE fires an aerodynamically shaped finned projectile that offers unprecedented accuracy and greater payloads at ranges up to 200 feet.  Pump action shoulder fired devices, catering to the SWAT, anti-riot and corrections officer markets, utilizing the same technology, are planned for 2019.

Fig. 2.  SDI’s innovative new Personal Security Devices (PSD).  PSDs will only be produced in safety colors to ensure that they are not mistaken for lethal firearms. For more information see details at https://securitydii.com/mini-ball-stingray/
SDI believes that this newly acquired technology can be scaled both up and down in size. The PSDs (shown above) will be the same size as the most popular firearms, allowing them to fit easily into a holster, purse, nightstand drawer or jacket pocket.  With a planned roll out in late 2018, management believes that these PSDs will be extremely popular for home defense, private security, school and campus security, as well as SDI’s traditional law enforcement and correctional services markets.  SDI also anticipates developing versions of the round and launcher that can be used in the animal husbandry and agricultural industries to deliver medications, herbicides, pesticides and/or marking rounds.  For 2019, the Company is planning to scale up the technology so that it can be used with a new gas-fired 40mm launcher, shooting rounds equipped with SDI’s patented collapsible head technology.
“We are very excited to welcome André Buys to SDI as our CTO,” said Dean Thrasher, CEO of SDI.  “SDI has always prided itself on being the industry leader in less lethal technology.  André’s impressive body of work, which includes innovative gas-fired devices and patented finned projectiles, brings the industry and consumers a whole new range of alternatives to the use of lethal force.  Given everything that is going on in this country with violence, gun control, school security and the outrage over excessive use of force,” said Thrasher, “the need for technology to engage threats at the Point of Incident – within seconds not minutes - without the risk of life, has never been greater.”
Paul Jensen, President and COO of SDI, added, “We are very excited about these new products because they will bring the same kind of less lethal options currently available only to the military, corrections and law enforcement agencies to a much broader range of users, including homeowners, private security guards and potentially schools.  There are over 120 million households in the US, over 1 million private security guards and over 150 million gun-owners; all are potential users of this new technology.  People want security but, as we have seen over and over again in the media, are increasingly intolerant of the use of lethal force when other means of engagement are available.  Through technology, we are making those means available, on a very wide scale basis – and saving lives in the process.”

“I have spent much of my career developing devices and munitions to overcome the inherent inaccuracies of paintball-type projectiles and other round projectiles used in law enforcement and corrections,” said Mr. Buys. “The patented fin-projectile technology has been proven to have the lowest shot dispersion of all known less lethal gas-fired projectiles and its unique design offers greater payload capacity, significantly increasing its effectiveness.  It is a real pleasure to be associated with professionals who share my passion for bringing this timely and much-needed technology to market quickly, in order to satisfy this immediate need.”
The Company also announces the issuance of 1,500,000 options under the SDI option plan to specified management. These options have an expiry date of April 12, 2025 with an exercise price of USD$0.15 and a trigger price of USD$0.30, USD$0.50, and USD$1.00 for each batch of 500,000 options, respectively. The Company’s stock price must close above the trigger price for 20 consecutive days in order for the option to be triggered.
Forward-Looking Statements
This press release contains forward-looking statements about SDI. Forward-looking statements may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar references to the future. Forward-looking statements reflect SDI’s good-faith evaluation of information available at the time the forward-looking statements were made. These forward-looking statements are subject to a number of risks and uncertainties, and our actual results may differ materially from those projected. Please refer to SDI’s annual and quarterly reports filed with the SEC for a full discussion of those risks and uncertainties we view as most important. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements.
About Security Devices International
SDI is a technology company specializing in the areas of Military, Law Enforcement, Corrections, and Private Security. The Company develops and manufactures innovative, less lethal equipment and munitions.
NEITHER TSX VENTURE EXCHANGE NOR ITS REGULATION SERVICES PROVIDER (AS THAT TERM IS DEFINED IN THE POLICIES OF THE TSX VENTURE EXCHANGE) ACCEPTS RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.
Contact:
Security Devices International Inc.
Dean Thrasher, CEO
dthrasher@securitydii.com
www.securitydii.com